Bowne & Co., Inc.
345 Hudson Street
212/886-0614
Fax: 212/229-7392

NEWS RELEASE

Contacts: William J. Coote

Treasurer
Bowne & Co., Inc.
212-886-0614
bill.coote@bowne.com

For Immediate Release

Bowne Increases Stock Repurchase Program by $75 Million

New York, NY, December 15, 2005 – Bowne & Co., Inc. (NYSE: BNE) today announced that its Board of Directors has authorized an increase of $75 million to its previously announced stock repurchase program.

Under the stock repurchase program authorized in December 2004, the Company has repurchased approximately 5 million shares of its common stock for approximately $72 million, leaving approximately $2.5 million remaining under its existing share repurchase authorization. Under the revised repurchase program as approved by the Board, an additional $75 million in shares of the Company’s common stock may be repurchased from time to time in both privately negotiated and open market transactions during a period of up to two years, subject to management’s evaluation of market conditions, terms of private transactions, applicable legal requirements and other factors.

Approximately $15 million of this repurchase program is expected to be acquired under a Rule 10b5-1 trading plan. Rule 10b5-1 allows a company to purchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Purchases will be effected by a broker and will be based upon the guidelines and parameters of the 10b5-1 plan.

There is no guarantee as to the exact number of shares that will be repurchased under the stock repurchase program, and the Company may discontinue purchases at any time. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock.

About Bowne & Co., Inc.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Enterprise Solutions: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers to increase market leadership.

•	Bowne Litigation Solutions: Consulting, electronic discovery and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.

Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.